UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 7, 2002 (June 4, 2002)

GENERAL DYNAMICS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-3671	13-1673581

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3190 Fairview Park Drive, Falls Church, Virginia	22042-4523

(Address of principal executive offices)	(Zip Code)

(703) 876-3000

Registrant’s telephone number, including area code

Item 4. Changes in Registrant’s Certifying Accountant

     On June 4, 2002 Arthur Andersen LLP (“Arthur Andersen”) informed General Dynamics Corporation that it would no longer be able to fulfill its services as our independent public accountant. As a result, on June 5, 2002, upon the recommendation of our Audit Committee, the Board of Directors appointed KPMG LLP (“KPMG”) to serve as General Dynamics Corporation’s independent public accountants for the current fiscal year which ends on December 31, 2002. The change in accountants is effective immediately.

     Arthur Andersen’s reports on General Dynamics Corporation’s consolidated financial statements for each of the past two fiscal years did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

     During each of our two most recent fiscal years and through the date of this report, there were: (i) no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with its report on our consolidated financial statements for such years; and (ii) there were no reportable events as defined in Item 304 (a)(1)(v) of Regulation S-K.

     We have provided Arthur Andersen with a copy of the foregoing disclosures. Attached as Exhibit 16 is a copy of Arthur Andersen’s letter, dated June 7, 2002, stating its agreement with such statements.

     During each of our two most recent fiscal years and through the date of this report, General Dynamics Corporation did not consult KPMG with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or any matter or reportable event as set forth in Items 304 (a)(2)(i) and (ii) of Regulation S-K.

Item 7. Financial Statements and Exhibits

(c )	Exhibits.

	Exhibit 16	Letter from Arthur Andersen LLP to the Securities and Exchange Commission dated June 7, 2002.
	Exhibit 99.1	Press Release dated June 7, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GENERAL DYNAMICS CORPORATION

by	/s/ John W. Schwartz John W. Schwartz Vice President and Controller (Authorized Officer and Chief Accounting Officer)

Dated: June 7, 2002